Exhibit 3.1.15

ARTICLES OF INCORPORATION

OF

WATER MOVERS, INC.

The undersigned, for the purpose of forming a corporation under the laws of the State of Arizona, hereby adopt the following Articles of Incorporation:

ARTICLE I

Name of the Corporation

The name of the corporation shall be “Water Movers. Inc.”

ARTICLE II

Corporate Purpose

The purpose tor which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time.

ARTICLE III

Initial Business

The initial business of the corporation will be renting of water handling equipment.

ARTICLE IV

Initial Place of Business

The initial place of business of the corporation shall be 6199 North 20th Street, Phoenix, Arizona 85016, and such other locations as the directors may from time to time determine.

ARTICLE V

Capital Stock

The authorized capital stock of the corporation shall be 100,000 shares of common stock having no par value per share.

ARTICLE VI

Board of Directors

The names and addresses of the persons who are to serve as the directors until their successors are elected and qualified are:

Howard Nute

6199 N. 20th Street

Phoenix, AZ 85016

Chris Nute

6199 N. 20th Street

Phoenix, AZ 85016

ARTICLE VII

Incorporators

The names and addresses of the incorporators of the corporation are:

Chris Nute

6199 N. 20th Street

Phoenix, AZ 85016

ARTICLE VIII

Limitation of Director Liability

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure TO take any action as a director; provided, however, that this Article shall not eliminate or limit the liability of a director for (a) the amount of a financial benefit received by a director to which the director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of A.R.S. §10-833; or (d) any intentional violation of criminal law.

ARTICLE IX

Indemnification

The corporation may, and in all circumstances in which indemnification is mandatory by law shall, indemnify any person who incurs expenses or liabilities by reason of the fact such person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X

Statutory Agent

The name and address of the initial statutory agent of the corporation are Gallagher & Kennedy Service Corporation, 2575 East Camelback Road, Phoenix, Arizona, 15016.

Dated: February 1, 2002.

/s/ Chris Nute
Chris Nute
Incorporator

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